25 November 2004

Warner Chilcott plc

UK Companies Act 1985 - Sections 198-203 - Warner Chilcott plc (the "Company")

This notification relates to issued ordinary shares in the capital of the Company ("shares") and is given in fulfilment of the obligations imposed by sections 198 to 203 of the Companies Act 1985 (the "act").

The Company has received notification that as at close of business of 23 November 2004, The Goldman Sachs Group, Inc., ("GS Inc") of 85 Broad Street, New York, NY 10004, USA, no longer had a disclosable interest in shares.